                                   EXHIBIT (j)(l)


CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



         We consent to the references to our firm under the captions "Financial Highlights" in the Class A Prospectus and "Custodian And Independent Auditors" and "Financial Statements" in the Class A Statement of Additional Information in Post-Effective Amendment Number 15 to the Registration Statement (Form N-1A, No. 33-7788) of VLC Trust.

         We also consent to the incorporation by reference into the Class A Statement of Additional Information of our report dated December 10, 1999 on the financial statements included in the Annual Report of the Ocean State Tax Exempt Fund (a series of VLC Trust) for the year ended October 31, 1999.

                                                  /s/
                                                  ERNST & YOUNG LLP


Boston, Massachusetts
January 28, 2000






                                       10